EXECUTION VERSION

PERFORMANCE UNDERTAKING AGREEMENT
Dated as of March 22, 2017
made by
REYNOLDS GROUP HOLDINGS LIMITED,
as Performance Guarantor,
in favor of
COÖPERATIEVE RABOBANK U.A., New York Branch,
as Administrative Agent
and
NZGT (BPFT) TRUSTEE LIMITED
as Trustee of the Beverage Packaging Factoring Trust

SECTION 1.Unconditional Undertaking    2
SECTION 2.Obligations Absolute    3
SECTION 3.Waivers and Acknowledgments    5
SECTION 4.Subrogation and Subordination    5
SECTION 5.Representations and Warranties    6
SECTION 6.Covenants    8
SECTION 7.Payments Free and Clear of Taxes, etc.    10
SECTION 8.Amendments, etc    11
SECTION 9.Notices; Effectiveness; Electronic Communications    11
SECTION 10.No Implied Waiver; Cumulative Remedies    12
SECTION 11.Continuing Agreement; Assignments under Receivables Loan and Security Agreement and Trust Deed    12
SECTION 12.Survival    13
SECTION 13.Entire Agreement    13
SECTION 14.Set-Off    13
SECTION 15.Severability of Provisions    13
SECTION 16.Governing Law; Jurisdiction; Waiver of Jury Trial, etc.    13
SECTION 17.Payments Set Aside    14
SECTION 18.Currency of Payment    14
SECTION 19.Judgment Currency    15

PERFORMANCE UNDERTAKING AGREEMENT
PERFORMANCE UNDERTAKING AGREEMENT, dated as of March 22, 2017 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), made by REYNOLDS GROUP HOLDINGS LIMITED, a limited liability company organized under the laws of New Zealand (“RGHL” or the “Performance Guarantor”) in favor of COÖPERATIEVE RABOBANK U.A., New York Branch, as administrative agent (together with its successors and assigned in such capacity, the “Administrative Agent”) under the Receivables Loan and Security Agreement (as defined below), for the benefit of the Secured Parties (as defined in such Receivables Loan and Security Agreement) and NZGT (BPFT) TRUSTEE LIMITED, solely in its capacity as Trustee of the Beverage Packaging Factoring Trust (the “Trustee”).
PRELIMINARY STATEMENTS.
1.Pursuant to that certain Assignment and Amendment Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Assignment and Amendment Agreement”), among (among others) BP Factoring, the Sellers party thereto and the Trustee, BP Factoring has agreed to sell, assign, transfer and convey to the Buyer all of the Receivables and all other Purchased Assets purchased by BP Factoring prior to the date hereof and to assign all of its rights and obligations under the Existing Purchase Agreement (as defined in the Purchase and Sale Agreement) to the Buyer, and the Buyer has assumed such obligations.
2.    Pursuant to that certain Amended and Restated Purchase and Sale Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among each party identified on Annex 1 thereto as a Seller, each as a Seller and as a Subservicer thereunder, REYNOLDS GROUP HOLDINGS INC., a Delaware corporation (“RGHI”), as initial Master Servicer, BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A, a public limited company (société anonyme) incorporated and existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B128592, which may be redomiciled in New Zealand following the date hereof (“BPH I”), as initial NZ Manager, and the Buyer, the Sellers will, from time to time, sell Receivables and related rights and security to the Buyer.
3.    Pursuant to that certain Receivables Loan and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Loan and Security Agreement”), among the Buyer, as Borrower, RGHI, as initial Master Servicer, BPH I, as initial NZ Manager, Coöperatieve Rabobank U.A., New York Branch, as a Committed Lender and Facility Agent and as Administrative Agent and Collateral Agent, and the other Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto, the Buyer will, from time to time, borrow funds to purchase the Receivables and grant a security interest in, among other things, the Receivables and related rights and security, including its rights under the Purchase and Sale Agreement and the Assignment and Amendment Agreement, to the Administrative Agent for the benefit of the Secured Parties.
4.    Pursuant to that certain Trust Deed, dated as of January 23, 2017, between the Trustee and BPH I, as initial NZ Manager, and that certain Notice of Creation of Trust dated as of January 23, 2017 between the Trustee, the NZ Manager and Rank Group Limited, the Trust was established and certain rights and obligations of the Trustee and NZ Manager are set forth therein.
5.    RGHL owns, directly or indirectly, all of the issued and outstanding capital stock, membership interests or other equity interests of BPH I.
6.    It is a condition precedent to the effectiveness of the Receivables Loan and Security Agreement that the Performance Guarantor shall have executed and delivered this Agreement.
7.    Terms defined in the Receivables Loan and Security Agreement (including Annex I thereof) and not otherwise defined in this Agreement are used in this Agreement as defined in the Receivables Loan and Security Agreement (including Annex I thereof).
NOW, THEREFORE, in consideration of the premises, and the substantial direct and indirect benefits to the Performance Guarantor from the financing arrangements contemplated by the Receivables Loan and Security Agreement and the Purchase and Sale Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Performance Guarantor hereby agrees as follows:
SECTION 1. Unconditional Undertaking.
(a)    The Performance Guarantor hereby unconditionally and irrevocably undertakes and agrees:
(i)    with the Administrative Agent for the benefit of each Secured Party (collectively the “Lender Indemnified Parties”), to cause the due and punctual payment, performance and observance by BPH I (the “Guaranteed Party”) of the Guaranteed Party’s terms, covenants, conditions, agreements, undertakings and obligations (individually, as NZ Manager, or in any other capacity) contained in (i) the Receivables Loan and Security Agreement, (ii) the Purchase and Sale Agreement and (iii) each other Transaction Document to which the Guaranteed Party is a party, including, without limitation, any agreement or obligation of the Guaranteed Party to pay any indemnity obligation under any such Transaction Document or to repay any Intramonth Loan (all such terms, covenants, conditions, agreements, undertakings and obligations on the part of the Guaranteed Party to be paid, performed or observed, and including without limitation, obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding, in each case whether or not allowed as a claim in such proceeding, being collectively called the “Lender Guaranteed Obligations”);
(ii)    with the Trustee, to cause the due and punctual payment, performance and observance by the Guaranteed Party of the Guaranteed Party’s terms, covenants, conditions, agreements, undertakings and obligations contained in the Trust Deed and the Notice of Creation of Trust, including, without limitation, any agreement or obligation of the Guaranteed Party to pay any indemnity obligation thereunder (all such terms, covenants, conditions, agreements, undertakings and obligations on the part of the Guaranteed Party to be paid, performed or observed, and including without limitation, obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding, in each case whether or not allowed as a claim in such proceeding, being collectively called the “Trustee Guaranteed Obligations” and, together with the Lender Guaranteed Obligations, the “Guaranteed Obligations”) (the Trustee and the Lender Indemnified Parties being collectively referred to herein as the “Indemnified Parties”); and
(iii)    with the Indemnified Parties, to pay promptly following receipt of a written demand (x) any and all reasonable and documented expenses (including reasonable counsel fees and expenses) incurred by the Indemnified Parties, or any of them, in enforcing any rights under this Agreement and (y) interest on amounts recoverable under this Agreement from the time when such amounts become due until payment thereof, at a rate of interest (computed for the actual number of days elapsed based on a year of 365 or 366 days, as the case may be) equal to the Default Rate in effect from time to time.
(b)    The Performance Guarantor hereby agrees that if the Guaranteed Party shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed, then the Performance Guarantor shall itself duly and punctually perform or observe, or cause to be duly and punctually performed and observed, such Guaranteed Obligation, and it shall not be a condition to the accrual of the obligation of the Performance Guarantor hereunder to perform or observe any Guaranteed Obligation (or to cause the same to be performed or observed) that any Indemnified Party shall have first made any request of or demand upon or given any notice to the Guaranteed Party or any of its successors or assigns, or have instituted any action or proceeding against the Guaranteed Party or any of its successors or assigns in respect thereof.
(c)    For the avoidance of doubt, the Performance Guarantor shall not have the obligation to guaranty (and does not guaranty) any obligations of the Obligors under the Receivables or any obligation of the Buyer under the Receivables Loan and Security Agreement.
SECTION 2.     Obligations Absolute. The Performance Guarantor undertakes and agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the applicable Transaction Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Indemnified Party with respect thereto. The obligations of the Performance Guarantor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Performance Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Guaranteed Party or whether the Guaranteed Party is joined in any such action or actions. The liability of the Performance Guarantor under this Agreement shall be irrevocable, absolute and unconditional and, to the extent permitted by law, the Performance Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of the Guaranteed Obligations or any Transaction Document;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under the Transaction Documents, or any other amendment or waiver of or any consent to departure from any Transaction Document;
(c)    any taking, exchange, release or nonperfection of or failure to transfer title to any asset or collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of any asset or collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any asset or collateral for all or any of the Guaranteed Obligations or any other obligations of the Buyer or the Guaranteed Party under the Transaction Documents;
(e)    the insolvency, bankruptcy or reorganization of the Buyer or the Guaranteed Party or any change, restructuring or termination of the structure or existence of the Buyer or the Guaranteed Party;
(f)    any failure of any Indemnified Party to disclose to the Performance Guarantor any information relating to the financial condition, operations, properties or prospects of the Buyer or the Guaranteed Party now or in the future known to such Indemnified Party (the Performance Guarantor waiving any duty on the part of such Indemnified Party as to such disclosure of information);
(g)    any impossibility or impracticality of performance, illegality, any act of any government, or any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Indemnified Party that might constitute a defense available to, or a discharge of, the Guaranteed Party; or
(h)    any other circumstance, event or happening whatsoever, whether foreseen or unforeseen that might otherwise constitute a defense (other than payment or performance) available to the Guaranteed Party; provided that none of the foregoing waivers in this Section 2 shall waive, excuse or otherwise affect the performance (or any non-performance or breach) by the Trustee of any of its obligations under the Trust Deed or any other Transaction Document, and the Trustee shall have no right to claim under this Agreement in relation to any cost, loss or expense arising from the fraud, negligence or willful default of the Trustee or any of its officers, directors, employees, agents or affiliates.
This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time (x) any payment in connection with any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Indemnified Party, or (y) any performance or observance of any Guaranteed Obligation is rescinded or otherwise invalidated, upon the insolvency, bankruptcy or reorganization of Buyer or the Guaranteed Party or otherwise, all as though payment had not been made or as though such Guaranteed Obligation had not been performed or observed.
SECTION 3.     Waivers and Acknowledgments.
(a)    To the extent permitted by applicable law, the Performance Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any other document related thereto, and any requirement that any Indemnified Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Guaranteed Party or any other Person or any asset or collateral.
(b)    The Performance Guarantor hereby waives any right to revoke this Agreement, and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. Without limiting the foregoing, the Performance Guarantor hereby agrees that the validity and enforceability of this Agreement, including without limitation, the provisions of Section 4 hereof, shall not be impaired or affected by any of the following, in each case without notice or demand to the Performance Guarantor: (i) any renewal, compromise, extension, acceleration or other change of the time for payment of, all or any part of the Transaction Documents or the Guaranteed Obligations; (ii) any change of any of the representations, covenants, termination events or any other terms or conditions of or pertaining to the Transaction Documents or the Guaranteed Obligations; (iii) taking or holding security for the payment of the Guaranteed Obligations, for the performance of this Agreement or otherwise and the exchange, enforcement, waiver, subordination and release of any such security; (iv) the application of any such security and direction of the order or manner of sale thereof as the secured party in its sole discretion may determine; (v) obtaining additional or substitute endorsers or guarantors; and (vi) exercising or refraining from exercising any rights against the Guaranteed Party or others.
(c)    The Performance Guarantor hereby represents and warrants to the Administrative Agent (for the benefit of the Lender Indemnified Parties) and the Trustee that it has adequate means to obtain from the Guaranteed Party on a continuing basis all information concerning the financial condition of the Guaranteed Party, and that the Performance Guarantor is not relying on the Administrative Agent or any other Lender Indemnified Party or the Trustee to provide such information either now or in the future.
SECTION 4.     Subrogation and Subordination. The Performance Guarantor hereby agrees with the Administrative Agent (for the benefit of the Lender Indemnified Parties) and the Trustee that it shall not exercise or assert any rights that it may now have or hereafter acquire against the Guaranteed Party that arise from the existence, payment, performance or enforcement of the Performance Guarantor’s obligations under this Agreement or any other applicable Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Indemnified Party against the Guaranteed Party or any asset or collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Guaranteed Party, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Agreement shall have been paid in full and the Final Date shall have occurred. The payment of any amounts due with respect to any indebtedness of the Guaranteed Party now or hereafter owed to the Performance Guarantor that arise from the existence, payment, performance or enforcement of the Performance Guarantor’s obligations under this Agreement or any other applicable Transaction Document is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. The Performance Guarantor hereby agrees that, after the occurrence and during the continuation of any default in the payment or performance of any of the Guaranteed Obligations, it will not demand, sue for or otherwise attempt to collect any such indebtedness of the Guaranteed Party to the Performance Guarantor until the later of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this Agreement and all amounts payable to the Indemnified Parties under the applicable Transaction Documents and (ii) the Final Date. If any amount shall be paid to the Performance Guarantor in violation of the preceding sentence at any time prior to the later of (i) the payment in full of the Guaranteed Obligations and all other amounts payable under this Agreement and all amounts payable to the Indemnified Parties under the applicable Transaction Documents and (ii) the Final Date, such amount shall be held in trust for the benefit of the Indemnified Parties and shall forthwith be paid to the Administrative Agent or the Trustee (as applicable) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Transaction Documents or to be held by the Administrative Agent or the Trustee (as applicable) as collateral security for any Guaranteed Obligations payable under this Agreement thereafter arising.
SECTION 5.     Representations and Warranties. The Performance Guarantor hereby represents and warrants to each of the Administrative Agent (for the benefit of the Lender Indemnified Parties) and, solely as to subsections (a) through (d), (f) and (i) below, the Trustee, as follows:
(a)    It (i) is a limited liability company validly organized and existing under the laws of New Zealand; (ii) is duly qualified to do business, and, to the extent applicable, is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect; and (iii) has the requisite organizational power and authority and the legal right to own and operate its properties and assets and to conduct its business, in each case, as now, heretofore and proposed to be conducted.
(b)    The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the other documents to be delivered by it thereunder, and the transactions contemplated hereby and thereby, are within its organizational powers, have been duly authorized by all necessary or proper corporate, company, partnership, shareholder, member or partner action, as applicable, do not (i) contravene its certificate of incorporation, articles of association or limited liability company or limited partnership agreement, as the case may be, or by-laws or other constitutional documents, (ii) violate any applicable Law, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any of its obligations under, or result in or require the creation of any Lien upon any of its property pursuant to the terms of, any indenture, debenture, contract or any other agreement or instrument binding on or affecting it or any of its properties, whether now owned or hereafter acquired, except in each case where such contravention, violation, breach, default, acceleration or Lien could not reasonably be expected to have a Material Adverse Effect.
(c)    No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration, notice or filing with or to, any Governmental Authority or any other third party is required for the due execution, delivery or performance by it of this Agreement or for the consummation of the transactions hereunder and thereunder.
(d)    This Agreement has been, and each other Transaction Document to which it is a party when delivered will have been, duly executed and delivered by it. This Agreement is, and the other Transaction Documents to which it is or will be a party when delivered hereunder will be, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).
(e)    All information heretofore furnished or to be furnished at any time (not including financial statements) by or on behalf of the Performance Guarantor to any Indemnified Party in connection with this Agreement and the other Transaction Documents to which it is a party, is and will be accurate in all material respects as of the date so furnished and no such information contains, or will contain, as of the date so furnished any untrue statement of a material fact or omits to state, or will omit to state, as of the date so furnished a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.
(f)    There is no pending or, to its knowledge, as applicable, threatened action or proceeding affecting it before any Governmental Authority which purports to affect the legality, validity or enforceability of any Transaction Document to which it is a party or that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    The Performance Guarantor has heretofore furnished to the Administrative Agent (i) the consolidated statements of comprehensive income, consolidated statements of financial position and related consolidated statements of changes in equity and cash flows of RGHL as of and for the fiscal year ended December 31, 2015 audited by and accompanied by the opinion of PricewaterhouseCoopers, independent public accountants, and (ii) the interim unaudited consolidated statements of comprehensive income, interim unaudited consolidated statements of financial position and related interim unaudited consolidated statements of changes in equity and cash flows of RGHL as of and for the nine month period ended September 30, 2016, certified by its chief financial officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of RGHL and its Subsidiaries (as such term is used therein) as of such dates and for such periods. Such statements of financial position and the notes thereto disclose all material liabilities, direct or contingent, of RGHL and its Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2015.
(h)    It is not registered or required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.
(i)    Under the law of its jurisdiction of incorporation it is not necessary that this Agreement or any other Transaction Document to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp or registration taxes or other similar documentary or excise taxes be paid on or in relation to this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby.
(j)    Neither it nor, to its knowledge, any of its directors, officers, employees or Affiliates or any of its Subsidiaries or agents that will act in any capacity in connection with or benefit from the facilities established by the Transaction Documents, (A) is a Sanctioned Person or (B) has, to its knowledge, taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. It has implemented and maintains in effect policies and procedures designed to promote compliance by it and its directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. It and, to its knowledge, each of its directors, officers, employees, agents and Affiliates, is in compliance in all material respects with all Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
(k)    No proceeds of any sale of Receivables pursuant to the Purchase and Sale Agreement have been used, directly or, to its knowledge, indirectly, by any Seller or, to its knowledge, any of directors, officers, employees and agents of any Seller (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in each case in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person that at the time of such funding was a Sanctioned Person, or in any country that at the time of such funding was a Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(l)    The transactions contemplated by the Transaction Documents and the Luxembourg Recapitalization Transactions are permitted under the terms of the Reynolds Credit Agreement.
(m)    All of the issued and outstanding shares of common stock or membership interests of each of the Sellers, all of the Residual Beneficial Interest and the Subordinated Loan are owned by RGHL, directly or indirectly through subsidiaries.
SECTION 6.     Covenants. In addition to its other covenants contained herein or made pursuant hereto, the Performance Guarantor hereby covenants with the Administrative Agent (for the benefit of the Lender Indemnified Parties) and the Trustee that, for so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Advance and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under the Receivables Loan and Security Agreement have been paid in full, or, if earlier, until the Final Date, unless the Administrative Agent shall otherwise consent in writing, it:
(a)    Financial and other Information. Shall furnish the following to the Administrative Agent:
(i)    as soon as practicable and in any event within the time period required under the Reynolds Credit Agreement for the delivery of the annual financial statements of RGHL, RGHL’s consolidated statements of comprehensive income, consolidated statements of financial position and related consolidated statements of changes in equity and cash flows showing the financial condition of RGHL and its consolidated Subsidiaries as of the close of each fiscal year and the results of its operations and the operations of RGHL and such Subsidiaries during such year, all audited by PricewaterhouseCoopers or other independent public accountants of recognized national standing;
(ii)    as soon as practicable and in any event within the time period required under the Reynolds Credit Agreement for the delivery of the financial statements of RGHL with respect to the first three fiscal quarters in each of RGHL’s fiscal years, RGHL’s consolidated statements of comprehensive income, consolidated statements of financial position and related consolidated statements of changes in equity and cash flows showing the financial condition of RGHL and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of RGHL and such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year; and
(iii)    such other information, documents, records or reports respecting RGHL or its condition or operations, financial or otherwise, of it as the any Indemnified Party may from time to time reasonably request (it being understood that no stand alone financial information may be required with respect to any individual Reynolds Party).
(b)    Mergers, Consolidations and Sales of Assets. (i) Shall not amalgamate or consolidate with or merge into any other Person or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), unless at the time thereof and immediately after giving effect thereto, no Termination Event shall have occurred and be continuing and no Termination Event or Potential Termination Event would result therefrom, and the Person resulting from or surviving such amalgamation, consolidation or merger, or succeeding to such assets, if other than the Performance Guarantor, shall have assumed the obligations of the Performance Guarantor hereunder and under each Transaction Document to which it is a party.
(c)    Maintenance of Separate Existence. Shall not take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the covenants contained in Section 5.02(l) of the Receivables Loan and Security Agreement.
(d)    Stamp Taxes, etc. Shall pay all filing fees, stamp taxes and other similar documentary or excise taxes, if any, that may arise from the execution, delivery, enforcement or registration of this Agreement.
(e)    Risk Retention. Shall ensure that RGHL or one of its wholly-owned Affiliates (i) retains a net economic interest in the Receivables in an amount at least equal to the percentage required under, and in a manner permitted by, Paragraph 1 of Article 405 of the Capital Requirements, (ii) does not sell such net economic interest, and (iii) does not enter into any credit risk mitigation or any short positions or any other hedge with respect to such net economic interest, other than any hedge, risk mitigation or contract of insurance not prohibited by the Capital Requirements. RGHL shall ensure that RGHL or one of its wholly-owned Affiliates shall promptly furnish to the Administrative Agent and to each Facility Agent for provision to each Lender in its Lender Group such notices, information, documents, tapes, data, records or reports and information regarding such net economic interest, the transactions contemplated by the Transaction Documents, the Buyer, the Sellers and the credit quality and performance of the Receivables as such Lender (or an Agent on its behalf) may from time to time reasonably request in order to enable such Lender to comply with its obligations under Article 406 of the Capital Requirements with respect to the transactions contemplated by the Transaction Documents.
SECTION 7.     Payments Free and Clear of Taxes, etc.
(a)    All payments made by the Performance Guarantor to an Indemnified Party hereunder shall be made without deduction or withholding for or on account of any Taxes, unless such deduction or withholding is required by law (including FATCA). If the Performance Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable to an Indemnified Party hereunder, (i) the amount payable to such Indemnified Party shall be increased such that after deduction or withholding for or on account of any such Taxes other than Excluded Taxes (including any such Taxes other than Excluded Taxes on such increase), the amount payable to such Indemnified Party is equal to the amount that would have been payable had no such deduction or withholding been made, (ii) the Performance Guarantor shall make such deduction or withholding and (iii) the Performance Guarantor shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld.
(b)    Within 30 days after the date of any payment by the Performance Guarantor of Taxes pursuant to this Section 7, the Performance Guarantor shall furnish to the Administrative Agent or the Trustee (as applicable), at its address referred to in Section 9, appropriate evidence of payment thereof.
(c)    Without prejudice to the survival of any other agreement of the Performance Guarantor hereunder, the agreements and obligations of the Performance Guarantor contained in this Section 7 shall survive any termination of this Agreement.
(d)    For purposes of Section 7(a)(i), “Excluded Taxes” shall mean any (i) Taxes imposed as a result of a present or former connection between the Indemnified Party and the jurisdiction imposing such Taxes (other than a connection arising solely from such Indemnified Party having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction pursuant to, this Agreement or any other Transaction Document); (ii) withholding Taxes attributable to a failure by any Indemnified Party to deliver (if it is legally entitled to do so) to the Performance Guarantor upon request such properly completed and executed documentation prescribed by applicable law, if any, as will permit payments under this Agreement to be made without, or at a reduced rate of, withholding Tax; (iii) U.S. federal withholding Taxes, except to the extent such Taxes result from a Change in Law that occurs after the first date such Indemnified Party became a party to this Agreement or any other Transaction Document (or, if to the extent such Indemnified Party is an intermediary, partnership or other flow-through entity for applicable Tax purposes, the date the relevant beneficiary or member of such Indemnified Party became such a beneficiary or member, if later); or (iv) Taxes arising under FATCA.
SECTION 8.     Amendments, etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Performance Guarantor herefrom shall be effective (x) with respect to the Lender Indemnified Parties unless in a writing signed by the Administrative Agent and the Majority Facility Agents or (y) with respect to the Trustee unless in a writing signed by the Trustee (and in each case, in the case of any amendment, also signed by the Performance Guarantor), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.     Notices; Effectiveness; Electronic Communications.
(a)    Generally. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including facsimile or electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail or courier, or by facsimile, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent, in the case of the Performance Guarantor, the Trustee or the Administrative Agent, at its respective address, e-mail address or facsimile number, as the case may be, set forth below:
(i)    If to the Performance Guarantor
1900 West Field Court
    Lake Forest, IL 60045
    Attention: Joseph E. Doyle, Group Legal Counsel
    Facsimile No.: 847-482-4589
    Email: Joseph.Doyle@RankNA.com
(ii)    If to the Administrative Agent:
COÖPERATIEVE RABOBANK U.A., New York Branch
    245 Park Avenue, 37th floor
    New York, New York 10167
    Attention: Transaction Management Team
    Facsimile No.: (914) 287-2254
    Confirmation No.: (212) 916-3713
    Email: tmteam@rabobank.com
(iii)    If to the Trustee:
NZGT (BPFT) TRUSTEE LIMITED
    Level 6, 191 Queen St, Auckland Central
    Auckland 1010, New Zealand
    Attention: Relationship Manager
    Fax: 0064 9 969 3732
    Email: ct-auckland@nzgt.co.nz

with a copy to:
    c/o Beverage Packaging Holdings (Luxembourg) I S.A.
    1900 W. Field Court
    Lake Forest, Illinois 60045
    Attention: Joseph E. Doyle, Group Legal Counsel
    Fax: 1 847 482 4589
    Email: Joseph.Doyle@RankNA.com
(b)    Change of Address, etc. Any party hereto may change its mailing address, telephone number, telecopier number or e-mail address for notices and other communications hereunder and under the other Transaction Documents by notice to the other parties hereto.
SECTION 10.     No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Indemnified Party in exercising any right, power or privilege under the Transaction Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Indemnified Parties under the Transaction Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent and the Indemnified Parties would otherwise have.
SECTION 11.     Continuing Agreement; Assignments under Receivables Loan and Security Agreement and Trust Deed. This Agreement is a continuing agreement and shall, subject to the reinstatement provisions contained in Sections 2 and 17, (a) remain in full force and effect until the Business Day following the Final Date; provided, however, that the agreements set forth in Section 17 shall be continuing and shall survive any termination of this Agreement, (b) be binding upon the Performance Guarantor, its successors and permitted assigns, and (c) inure to the benefit of, and be enforceable by, the Indemnified Parties and each of their respective successors and permitted transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, (A) any Lender may assign all or any of its Advances under the Receivables Loan and Security Agreement in accordance with the terms thereof, (B) the Administrative Agent may be replaced pursuant to the provisions of the Receivables Loan and Security Agreement, and (C) the Trustee may be replaced pursuant to the provisions of the Trust Deed, and, in the case of any such assignment or replacement, such assignee, or such replacement Administrative Agent or Trustee, shall thereupon become vested with all the benefits in respect thereof granted to such Lender, the Administrative Agent or the Trustee, as the case may be, herein or otherwise. The Performance Guarantor shall not have the right to assign this Agreement or any or all of its respective rights or obligations hereunder or any interest herein to any Person except in connection with a merger or consolidation permitted under Section 6 with the prior written consent of the Administrative Agent and all Facility Agents.
SECTION 12.     Survival. All representations and warranties of the Performance Guarantor contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent or any Indemnified Party, the purchase, repurchase or payment of any Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 8 hereof). Except as set forth in Section 6 hereof, the covenants and agreements contained in or given pursuant to this Agreement shall continue in full force and effect until the termination of this Agreement as provided in Section 11 hereof and thereafter, to the extent provided in such Section.
SECTION 13.     Entire Agreement. This Agreement and the other Transaction Documents to which the parties hereto are a party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.
SECTION 14.     Set-Off. In case a Termination Event shall occur and be continuing, each Lender Indemnified Party shall have the right, in addition to all other rights and remedies available to it, without notice to the Performance Guarantor to set-off against and to appropriate and apply to any amount owing by the Performance Guarantor hereunder which has become due and payable, any debt owing to, and any other funds held in any manner for the account of, the Performance Guarantor by a Lender Indemnified Party, including all funds in all deposit accounts now or hereafter maintained by the Performance Guarantor with a Lender Indemnified Party. Such right shall exist whether or not such debt owing to, or funds held for the account of, the Performance Guarantor, is or are matured other than by operation of this Section 14 and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender Indemnified Party.
SECTION 15.     Severability of Provisions. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
SECTION 16.     Governing Law; Jurisdiction; Waiver of Jury Trial, etc.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    Each of the Performance Guarantor and the Administrative Agent (on behalf of itself and each other Indemnified Party) hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the Performance Guarantor, the Trustee and the Administrative Agent (on behalf of itself and each other Lender Indemnified Party) hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Performance Guarantor, the Trustee and the Administrative Agent (on behalf of itself and each other Lender Indemnified Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    The Performance Guarantor hereby irrevocably designates, appoints, and empowers RGHI as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 16(b) hereof which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. RGHI has, pursuant to the Performance Undertaking Agreement, accepted such appointment.
(d)    THE PERFORMANCE GUARANTOR, THE TRUSTEE AND THE ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH OTHER LENDER INDEMNIFIED PARTY) HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF ANY INDEMNIFIED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 17.     Payments Set Aside. To the extent that the Performance Guarantor makes a payment to the Trustee or the Administrative Agent or either of their assigns or the Trustee or the Administrative Agent or either of their assigns exercise rights of set-off and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Performance Guarantor, a trustee, a receiver or any other Person under any Law, including any bankruptcy or insolvency law or any common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this Section 17 shall survive the termination of this Agreement.
SECTION 18.     Currency of Payment. Any payment to be made hereunder shall be made in U.S. Dollars, and the designation of such currency of payment is of essence.
SECTION 19.     Judgment Currency.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) to another currency (the “Other Currency”), the Performance Guarantor agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be the Spot Rate on the second Business Day preceding that on which judgment is given.
(b)    The obligation of the Performance Guarantor in respect of a judgment in respect of any sum due in the Original Currency from it to another party to this Agreement or entitled to the benefits of this Agreement (the “Entitled Party”) shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Entitled Party of any sum adjudged to be so due in such Other Currency, the Entitled Party may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to the Entitled Party in the Original Currency, the Performance Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Entitled Party against any loss resulting from such purchase or from the inability to effect such purchase, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Entitled Party in the Original Currency, the Entitled Party agrees to remit to the Performance Guarantor such excess.
SECTION 20.     Trustee Indemnity and Limitation of Liability. The Trustee has entered into this Agreement solely in its capacity as trustee of the Trust and not in its personal capacity. Section 19 of the Trust Deed, together with provisions referenced therein, is hereby incorporated by reference into this Agreement and made part hereof as if fully set forth herein. Any liability arising under or in connection with this Agreement or any other Transaction Document is limited and can be enforced against the Trustee only in the manner set forth in the Trust Deed.
[Signature pages follow]

IN WITNESS WHEREOF, the Performance Guarantor has caused this Agreement to be duly executed and delivered by its officer(s) thereunto duly authorized as of the date first above written.
REYNOLDS GROUP HOLDINGS LIMITED
By: /s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Authorised Signatory

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND CONSENTS TO THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Administrative Agent
By: /s/ Raymond Dizon
Name: Raymond Dizon
Title: Executive Director
By: /s/ Thomas McNamara
Name: Thomas McNamara
Title: Vice President

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND CONSENTS TO THE PROVISIONS OF THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.
NZGT (BPFT) TRUSTEE LIMITED,
as trustee of the Beverage Packaging Factoring Trust
By: /s/ Hrvoje Koprivcic
Name: Hrvoje Koprivcic
Title: Director

By:	/s/ Richard Spong Name: Richard Spong Title: Director